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As filed with the Securities and Exchange Commission on July 7, 2016

Registration No. 333-211140

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Annaly Capital Management, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	22-3479661 (I.R.S. Employer Identification Number)

1211 Avenue of the Americas
New York, New York 10036
(212) 696-0100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

R. Nicholas Singh, Esq.
Chief Legal Officer
Annaly Capital Management, Inc.
1211 Avenue of the Americas
New York, New York 10036
(212) 696-0100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Adam O. Emmerich, Esq. Ronald C. Chen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Kenneth A. Steele Chief Financial Officer Hatteras Financial Corp. 751 West Fourth St., Suite 400 Winston-Salem, North Carolina 27101 (336) 760-9391	Kerry E. Johnson, Esq. Robert W. Smith, Jr., Esq. Penny J. Minna, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4501	David W. Bonser, Esq. Bruce Gilchrist, Esq. Michael E. McTiernan, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600

Approximate date of commencement of proposed sale of the securities to the public:

          May 5, 2016, the date on which the preliminary prospectus and tender offer materials were filed and sent to securityholders. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions to the transactions described herein.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-211140) is being filed solely to reflect updates to Exhibit 8.3. No other changes have been made.

 PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director or officer of a corporation who is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and committed in bad faith or was the result of active and deliberate dishonesty; or the director or officer actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the applicable standard of conduct. On the other hand, unless limited by the corporation's charter, the director or officer must be indemnified against reasonable expenses incurred by the director or officer if he or she has been successful in the defense of the proceeding, or in the defense of any claim, issue or matter in the proceeding, or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors and officers.

        Annaly's charter provides that Annaly's directors and officers will, and its employees and agents to such extent as authorized by the board of directors or Annaly's bylaws and permitted by law, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

        The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty or committed in bad faith and was material to the cause of action adjudicated in the proceeding. Annaly's charter contains a provision providing for elimination of the liability of Annaly's directors and officers to Annaly or its stockholders for money damages to the maximum extent permitted by Maryland law.

        Annaly maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 21.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii)  To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (e)   To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 7, 2016.

ANNALY CAPITAL MANAGEMENT, INC.
By:	/s/ KEVIN G. KEYES
	Name:	Kevin G. Keyes
	Title:	Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated below on July 7, 2016.

Signature	Title

* Kevin G. Keyes	Chief Executive Officer, President and Director (Principal Executive Officer)
* Glenn A. Votek	Chief Financial Officer (Principal Financial and Accounting Officer)
* Wellington J. Denahan	Chairman of the Board of Directors and Executive Chairman
* Michael Haylon	Director
* Donnell A. Segalas	Director
* Kevin P. Brady	Director
* E. Wayne Nordberg	Director

Signature	Title

* Jonathan D. Green	Director
* John H. Schaefer	Director
* Francine J. Bovich	Director

*By:	/s/ KEVIN G. KEYES Attorney-in-Fact July 7, 2016

 EXHIBIT INDEX

Exhibit Number		Description of Exhibit
2.1	†	Agreement and Plan of Merger, dated as of April 10, 2016, by and among Annaly Capital Management, Inc., Ridgeback Merger Sub Corporation and Hatteras Financial Corp., (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement)
3.1
Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)
3.2
Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly's Registration Statement on Form S-3 (Registration No. 333-74618) filed June 12, 2002)
3.3		Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly's Form 8-K (filed August 3, 2006))
3.4		Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.4 of Annaly's Form 10-Q (filed May 7, 2008))
3.5		Articles of Amendment of the Articles of Incorporation of Annaly (incorporated by reference to Exhibit 3.1 of Annaly's Form 8-K (filed June 23, 2011))
3.6
Form of Articles Supplementary designating Annaly's 7.875% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.3 to Annaly's Registration Statement on Form 8-A filed April 1, 2004)
3.7
Articles Supplementary designating an additional 2,750,000 shares of Annaly's 7.875% Series A Cumulative Redeemable Preferred Stock, as filed with the State Department of Assessments and Taxation of Maryland on October 15, 2004 (incorporated by reference to Exhibit 3.2 to Annaly's Form 8-K filed October 4, 2004)
3.8
Articles Supplementary designating Annaly's 6% Series B Cumulative Convertible Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly's Form 8-K filed April 10, 2006)
3.9
Articles Supplementary designating Annaly's 7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly's Current Report on Form 8-K filed May 16, 2012)
3.10
Articles Supplementary designating Annaly's 7.50% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.1 to Annaly's Form 8-K filed September 13, 2012)
3.11		Amended and Restated Bylaws of Annaly, adopted February 23, 2016 (incorporated by reference to Exhibit 3.11 to Annaly's Form 10-K filed February 26, 2016)
3.12	†
Form of Articles Supplementary designating Annaly's 7.625% Series E Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to the copy included as part of Annex A to Part I of this Registration Statement)
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed September 17, 1997)

Exhibit Number		Description of Exhibit
4.2		Specimen Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 to Annaly's Registration Statement on Form S-3 (Registration No. 333-74618) filed December 5, 2001)
4.3		Specimen Series A Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 of Annaly's Registration Statement on Form 8-A filed April 1, 2004)
4.4		Specimen Series B Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed April 10, 2006)
4.5		Specimen Series C Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed May 16, 2012)
4.6		Specimen Series D Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed September 13, 2012)
4.7	†	Specimen Series E Preferred Stock Certificate
4.8		Indenture, dated as of February 12, 2010, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to Annaly's Form 8-K filed February 12, 2010)
4.9		Supplemental Indenture, dated as of February 12, 2010, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Annaly's Form 8-K filed February 12, 2010)
4.10		Form of 4.00% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.9 of Annaly's Form 10-K filed February 26, 2016)
4.11		Second Supplemental Indenture, dated as of May 14, 2012, between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Annaly's Form 8-K filed May 14, 2012)
4.12		Form of 5.00% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.11 of Annaly's Form 10-K filed February 26, 2016)
4.13		Form of Indenture between Annaly and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to Annaly's Form S-3 filed February 9, 2016)
5.1	†	Opinion of Venable LLP regarding legality of securities being registered
8.1	†	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
8.2	†	Opinion of DLA Piper LLP (US) as to tax matters
8.3	*	Opinion of K&L Gates LLP as to tax matters
8.4	†	Form of Opinion of Hunton & Williams LLP as to tax matters
10.1		Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997)
10.2		Form of Master Repurchase Agreement (incorporated by reference to Exhibit 10.7 to Annaly's Registration Statement on Form S-11 (Registration No. 333-32913) filed August 5, 1997).
10.3		Management Agreement, effective as of July 1, 2013, by and between Annaly and Annaly Management Company LLC (incorporated by reference from Exhibit 10.1 to Annaly's Form 8-K filed July 2, 2013)

Exhibit Number		Description of Exhibit
10.4		Amendment No. 1 to Management Agreement, dated as of November 5, 2014, by and between Annaly and Annaly Management Company LLC (incorporated by reference from Exhibit 10.1 to Annaly's Form 10-Q filed November 6, 2014)
10.5
Amended and Restated Management Agreement, dated as of April 12, 2016, by and among Annaly, Annaly Management Company LLC and each Subsidiary that becomes a party thereto (incorporated by reference to Exhibit 10.1 to Annaly's Form 8-K filed April 12, 2016)
10.6		Annaly's 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Annaly's Form 8-K filed June 1, 2010)
12.1	†	Computation of Annaly Ratio of Earnings to Fixed Charges
12.2	†	Computation of Hatteras Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of Annaly (incorporated by reference to Exhibit 21.1 of Annaly's Form 10-K filed February 26, 2016)
23.1	†	Consent of Ernst & Young LLP
23.2	†	Consent of Ernst & Young LLP
23.4	†	Consent of Venable LLP for legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.5	†	Consent of Wachtell, Lipton, Rosen & Katz for tax matters opinion (included in the opinion filed as Exhibit 8.1 and incorporated herein by reference)
23.6	†	Consent of DLA Piper LLP (US) for tax matters opinion (included in the opinion filed as Exhibit 8.2 and incorporated herein by reference)
23.7	*	Consent of K&L Gates LLP for tax matters opinion (included in the opinion filed as Exhibit 8.3 and incorporated herein by reference)
23.8	†	Consent of Hunton & Williams LLP for tax matters opinion (included in the form of opinion filed as Exhibit 8.4 and incorporated herein by reference)
99.1	†	Consent of Goldman, Sachs & Co
99.2	†	Form of Letter of Election and Transmittal
99.3	†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	†	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*
Filed herewith.

†
Previously filed.

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Explanatory Note
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX